THE NETPLEX GROUP, INC                                               EXHIBIT 11
SCHEDULE RE:COMPUTATION OF PER SHARE EARNINGS

                                                                               Three Months Ended              Nine Months Ended
                                                                                 September 30,                    September 30,
                                                                            1996            1995            1996            1995
                                                                         ------------    ------------    -----------     ----------
Primary Earnings Per Share:
       Weighted average number of common shares outstanding                 6,442,903       3,197,608      4,554,107       3,197,608
       Common stock equivalents from outstanding stock options                 54,130            --           57,416            --
                                                                          -----------     -----------    -----------     -----------

       Average shares outstanding                                           6,497,033       3,197,608      4,611,523       3,197,608

       Net loss (income)                                                  ($  929,574)    $    76,177    ($1,783,326)    $   144,211
                                                                          -----------     -----------    -----------     -----------

       Earnings (loss) per share                                          ($     0.14)    $      0.02    ($     0.39)    $      0.05
                                                                          ===========     ===========    ===========     ===========

Fully Diluted Earnings per share:
       Weighted average number of common shares outstanding                 6,442,903       3,197,608      4,554,107       3,197,608
       Preferred stock shares convertible into common shares (1)              190,217            --           63,869            --
       Common stock equivalents from outstanding stock options                126,596            --           85,639            --
                                                                          -----------     -----------    -----------     -----------

       Average shares outstanding                                           6,759,716       3,197,608      4,703,615       3,197,608

       Net loss (income)                                                  ($  929,574)    $    76,177    ($1,783,326)    $   144,211
                                                                          -----------     -----------    -----------     -----------

       Earnings (loss) per share                                                (0.14)           0.02          (0.38)           0.05
                                                                          ===========     ===========    ===========     ===========

(1)  The Company's convertible preferred stock is not a common stock equivalent.

(2) Fully diluted EPS is within 3% of Primary EPS and is, thus, not required to be disclosed on the Consolidated Statement of Operations.